Exhibit 4.3

AMENDMENT NO. 1 TO THE SECURITIES PURCHASE AGREEMENT AND NOTE DATED AUGUST 28, 2008

This Amendment No . 1 to the SECURITIES PURCHASE AGREEMENT (the “SPA”) and the Note (the “Note”), dated as of August 28, 2008, is hereby entered as of October 9, 2008, by and among Bonanza Oil & Gas, Inc., a Nevada corporation, with headquarters located at 3000 Richmond Avenue, Suite 400, Houston Texas  77098 (the “Company”), and each of the purchasers set forth on the signature pages hereto (the “Buyers”).

WHEREAS, the Buyers purchased $500,000 in Notes at closing on August 28, 2008 and also received 50,000 shares of common stock (the “Shares”) for every $100,000 invested resulting in the aggregate issuance of 250,000 Shares.

WHEREAS, in the event that Company is unable to repay the Note, it is required to issue the Buyers 25,000 shares of common stock on a monthly basis for every $100,000 of principal outstanding (the “Penalty Shares”).

WHEREAS, as the Shares were never issued, the Company and the Buyers desire to restructure the financing to provide for the cancellation of the Shares and Penalty Shares

WHEREAS, as consideration for agreeing to cancel the Shares and the Penalty Shares, the Company has agreed to issue the Buyers common stock purchase warrants to purchase 100,000 shares of common stock for every $100,000 invested exercisable for a period of three years at a price of $1.00 per share (the “Warrants”) and common stock purchase warrants to purchase 25,000 shares of common stock  (the “Penalty Warrants”) on a monthly basis in the event that the Company does not repay the Notes at maturity and the Penalty Warrants shall be exercisable for a period of three years at a price equal to the greater of $1.00 or the market price as of the date of issuance.

NOW THEREFORE, the Company and each of the Buyers severally (and not jointly) hereby agree as follows:

1.           Section 1(a) of the SPA is hereby amended and replaced in its entirety as follows:

Purchase of Notes and Shares.  On the Closing Date (as defined below), the Company shall issue and sell to each Buyer and each Buyer severally agrees to purchase from the Company such principal amount of Notes and Warrants as is set forth immediately below such Buyer’s name on the signature pages hereto.

2.           The last sentence of the first paragraph of the Note is hereby amended and replaced in its entirety as follows:
In the event that all amounts due under this Note are not paid by the Maturity Date, the Maker shall issue the Payee the Penalty Warrants every thirty days that any amounts remain outstanding under this Note.

IN WITNESS WHEREOF, the undersigned Buyers and the Company have caused this agreement to be duly executed as of the date first above written.

BONANZA OIL & GAS, INC.

By:/s/ William Wiseman

William Wiseman
Chief Executive Officer

BUYERS:

/s/ G. Wade Stubblefield

G. Wade Stubblefield

/s/ Eric Dale

Eric Dale

/s/ Paul DiFrancesco

Paul DiFrancesco